Exhibit 99.1

July 14, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Increases Quarterly Distribution

TULSA, Okla. – July 14, 2010 – The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today increased the partnership’s quarterly cash distribution to $1.12 per unit from $1.11 per unit, effective for the second quarter 2010, resulting in an annualized cash distribution of $4.48 per unit. The distribution is payable August 13, 2010, to unitholders of record as of July 30, 2010.

“The distribution increase reflects our confidence in the continued growth of the partnership,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners. “We continue to benefit from the development of new projects and the completion of our more than $2 billion investment program late last year, which create value for our unitholders and provides opportunities to increase our distributions.”

ONEOK Partners has increased its distribution by 40 percent since April 2006, when a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE) became the sole general partner.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

This news release serves as qualified notice to nominees as provided for under Treasury Regulation Sections 1.144-4(b)(4) and (d). Please note that 100 percent of ONEOK Partners, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of

ONEOK Partners, L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not ONEOK Partners, L.P., are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors. OKS-FD OKE-FD

###